UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2009

COMMUNITY BANCORP
 (Exact name of registrant as specified in its charter)

Nevada	000-51044	01-0668846
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 South 4th Street, Suite 215, Las Vegas, Nevada	89101
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 878-0700

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 – Bankruptcy or Receivership.

On August 14, 2009, Community Bank of Nevada, the principal operating subsidiary of Community Bancorp Inc. (the “Company”), was closed by the State of Nevada Financial Institutions Division, and the Federal Deposit Insurance Corporation (“FDIC”) was appointed as receiver of the bank.

In addition on August 14, 2009, Community Bank of Arizona, a subsidiary of the Company, was closed by the Arizona Department of Financial Institutions, and the FDIC was appointed as receiver of the bank.

The Company intends to file a voluntary petition in the United States Bankruptcy Court in Las Vegas in the near future, seeking relief under Chapter 7 of Title 11 of the United States Code. The Chapter 7 bankruptcy filing is a result of the regulatory actions described above.

As a result of the FDIC being appointed receiver of Community Bank of Nevada and Community Bank of Arizona (jointly the “Banks”) on August 14, 2009 and the planned Chapter 7 bankruptcy filing, the Company has ceased all business activity and operations since the Banks were the Company’s only source of revenue. Upon filing of the petition, the court will appoint a bankruptcy trustee who will be responsible for liquidating the Company.

Item 2.04 — Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The planned Chapter 7 bankruptcy filing will cause an event of default under the terms of the indentures governing trust preferred securities issued by the Company’s unconsolidated special purpose business trusts.

Subject to certain notice and waiting requirements particular to the documentation of each trust, upon the occurrence of this event of default, the trustee or holders of not less than 25% in principal of the outstanding debentures of each trust may declare the entire principal, premium and any accrued unpaid interest immediately due and payable.

The bankruptcy filing will also constitute an additional event of default pursuant to an outstanding $4.8 million installment loan. The Company previously announced that it was in payment default on such note.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 17, 2009, the Company received a NASDAQ Staff Determination letter (the “Letter”) confirming that NASDAQ was concerned about the Company’s ability to sustain compliance with all of the requirements for continued listing on NASDAQ principally due to the closure of Community Bank of Nevada and Community Bank of Arizona. As a result, NASDAQ Staff had made a determination to delist the Company’s common stock from The Nasdaq Stock Market. The Company does not intend to appeal the delisting decision. As a result, trading will be suspended on August 26, 2009. A Form 25-NSE will then be filed with the Securities and Exchange Commission, which will remove the Company’s common stock from listing and registration on The Nasdaq Stock Market.

The Letter advised us that the Company’s common stock would not be immediately eligible to trade on the OTC Bulletin Board or in the “Pink Sheets.”

Item 8.01 – Other Events.

As of August 17, 2009: (i) the Company’s primary assets, excluding its investment in the Banks and its investments in the two special purpose business trusts (“Trusts”) which issued the trust preferred securities, which investments are expected to be written off completely, consisted primarily of cash and cash equivalents of approximately $746,000; (ii) the Company’s principal liabilities are $70.0 million of junior subordinated debentures (the “Debentures”) issued to the Trusts and $2.4 million in accrued and unpaid interest on the Debentures; and (iii) $4.8 million in an installment loan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANCORP

(Registrant)

Date:	August 28, 2009

/s/ Edward M. Jamison

Edward M. Jamison, President, Chief Executive Officer and Chairman of the Board